                                                                  Exhibit (d)(4)





June 5, 2002




Mr. David Litwack
President and Chief Executive Officer
SilverStream Software, Inc.
Two Federal Street
Billerica, MA  01821-3559

Dear David:

As you know, Novell, Inc. is currently negotiating with SilverStream Software, Inc. to enter into a merger agreement with SilverStream and Novell Subsidiary, a wholly-owned subsidiary of Novell ("Novell Subsidiary") (the "Merger Agreement"), pursuant to which Novell Subsidiary will make a cash tender offer to acquire all of the outstanding stock of SilverStream (the "Offer"). After consummation of the Offer, Novell Subsidiary will be merged with and into SilverStream, with SilverStream becoming the surviving corporation and a wholly-owned subsidiary of Novell (the "Merger").

The purpose of this letter agreement is to (i) confirm the terms of your continued employment with SilverStream after consummation of the Merger, (ii) confirm your reaffirmation of the terms of SilverStream's Standard Employee Agreement, as set forth on Exhibit A (the "SilverStream Agreement"), or, if you have not previously executed the SilverStream Agreement, your agreement to the terms of the SilverStream Agreement, in either case as further modified by this letter, and (iii) confirm your agreement to waive your rights to accelerated vesting and exercisability under the terms of any of your stock option agreements and any amendment to your outstanding stock option agreements; provided, however, that the foregoing shall not become effective if the Merger is not consummated. More specifically, in consideration of the position and benefits outlined in this letter, to induce Novell to enter into the Merger Agreement and to perform its obligations thereunder, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, by signing this letter, you agree (i) to the reaffirmation of the SilverStream Agreement, or, in the event you have not previously executed the SilverStream Agreement, to execute the SilverStream Agreement, in either case as further modified by this letter, and (ii) that immediately prior to execution of the Merger Agreement by Novell, your rights to the accelerated vesting and exercisability of your stock options, as set forth in your stock option agreements, any amendment to your stock option agreements or otherwise, will be of no further force and effect; provided, however, that the foregoing shall not become effective if the Merger is not consummated. You will have the following title and be eligible for the following benefits after the Merger:

     - After the consummation of the Merger, you will be employed by SilverStream in the position of Senior Vice President, Web Services & Development Platform with a rate of pay equal to $14,583.33 semi-monthly (less applicable withholding), which is $350,000 annualized (less applicable withholding), payable in accordance with SilverStream's payroll practices. Such rate of pay is exclusive of bonuses, commissions and other incentive pay you may receive during your employment. In this position, you will report to Chris Stone.

     - In addition to your base salary, you will be eligible to participate in the Novell Executive Incentive Plan (the "Executive Plan") after consummation of the Merger. To participate in the Executive Plan, you must be employed for the entire fiscal year. The actual incentive amount will be based on a number of factors, including company, team and individual performance. Any incentive that may be awarded is within the sole discretion of Novell. Your annualized target bonus under the Executive Incentive Plan will initially represent 60% of your base salary.

     - After consummation of the Merger, subject to approval by Novell's Board of Directors, you will be granted a nonqualified stock option to purchase 200,000 shares of Novell common stock at an exercise price equal to the fair market value (as determined in accordance with the applicable Novell stock option plan) of the stock on the date of grant. Your stock option will vest and become exercisable according to the following schedule:

          Options vest and become exercisable over a 4 year period; with 25% vesting and becoming exercisable one year from the date of grant and monthly vesting thereafter.

     - Your outstanding SilverStream stock options, whether or not vested or exercisable as of the date of the consummation of the Merger, will be assumed by Novell and converted into stock options to acquire Novell stock (subject to the Merger's exchange ratio, as will be set forth in the Merger Agreement), with continued vesting and exercisability in such options on the vesting and exercisability schedule effective immediately prior to their assumption and not subject to any accelerated vesting and exercisability as a result of the consummation of the Merger

     - After consummation of the Merger, subject to approval by Novell's Board of Directors, you will be granted the right to purchase 200,000 shares of Novell restricted stock (consistent with the terms of the applicable Novell restricted stock plan), which will be subject to forfeiture or a repurchase right in favor of Novell if you terminate employment prior to the lapse of restrictions on the shares. The restricted stock will vest according to the following vesting schedule, if you are employed by SilverStream on the applicable date:

          -    100% cliff vest on the third anniversary of the date of grant

     - You will become a participant in the Novell Senior Management Severance Plan (the "Severance Plan") after consummation of the Merger, subject to approval by Novell's Board of Directors. The Severance Plan provides severance protection to you both for a termination outside of the context of a change of control and for a termination following a change of control. Your severance payment, as described under Article IV A.1. of the Severance Plan, will be 18 months of your then current base salary. With respect to your non-compete and non-solicitation covenant, as described in Article VII
          A. and B. of the Severance Plan respectively, the period associated with each is two years from your termination of employment. The Severance Plan is subject to modification or termination in accordance with its terms.

     - Novell intends to continue SilverStream's current employee benefits programs after the Merger through the end of 2002, and, thereafter, you will become eligible to participate in Novell's employee benefits programs at the same levels and with the same benefits as other similarly-situated Novell employees. These programs include, but are not limited to, medical, dental, life insurance, disability benefits, 401(k) plan, paid holidays, and flexible time off.

     - As a condition to receiving the title and benefits described above in connection with your continued employment with SilverStream after consummation of the Merger, you must reaffirm your acceptance to the terms of the SilverStream Agreement in its entirety, or, if you have not previously executed the SilverStream Agreement, you agree to execute the SilverStream Agreement, except that in either case, the SilverStream Agreement shall be amended to provide that (i) the non-solicitation and non-competition periods in Section 3 thereof shall continue for a period of two years after your termination or cessation of employment for any reason, (ii) the term "Company" shall be amended to mean the Company and all of its subsidiary and affiliated companies as they may exist from time to time, whether or not you are employed by any such subsidiary or affiliated companies,
          (iii) the second sentence of Section 6(d) shall be deleted, and (iv) the term "Development" shall be amended to include intellectual property owned by you, or in which you have an interest, that is or has been incorporated in a Company product, service, process, software or other property. In addition, after consummation of the Merger, you will be required to execute Novell's

          Code of Business Ethics, which is required for all employees of Novell and its subsidiaries.

If you accept this offer of continued employment, you acknowledge and agree that the rights and obligations under this letter and its attached Exhibit shall survive the termination of your employment with SilverStream or Novell for any reason and shall be binding upon your heirs, executors, administrators and legal representatives. This letter, upon its acceptance by you, is binding on SilverStream's or Novell's successors and assigns, and all covenants in this letter shall inure to the benefit of and be enforceable by said successors or assigns.

The interpretation, performance and enforcement of this letter shall be governed by and construed in accordance with, the laws of the Commonwealth of Massachusetts, without reference to conflicts of laws principles. In addition, you agree that any dispute, claim or proceeding arising out of or relating to this letter shall be commenced and maintained in any state or federal court in the Commonwealth of Massachusetts and you submit to the exclusive venue and jurisdiction of such court. The language of all parts of this letter shall be construed as a whole according to its fair meaning and shall not be construed strictly either for or against either party. Moreover, the terms "and" and "or" shall both mean "and/or."

You acknowledge and agree that the terms set forth in this agreement describing the terms of your continued employment with SilverStream after the consummation of the Merger, including, but not limited to the restricted stock and stock option grant, is sufficient consideration for your reaffirmation of the terms of the SilverStream Agreement, or, in the event you have not previously executed the SilverStream Agreement, your execution of the SilverStream Agreement, in either case as further modified by this letter, and the waiver of your rights under your stock option agreements and any amendment to your stock option agreements that provides for acceleration of vesting and exercisability with respect to such stock options. You agree that the restrictions in this letter are necessary for the protection of the business and goodwill of Novell and you consider them to be reasonable for such purpose.

You also acknowledge and agree that upon your acceptance of this offer of continued employment that any breach or threatened breach of any provision of this letter will cause Novell substantial and irrevocable damage and monetary damages would be inadequate to compensate Novell and, in addition to any other remedies or rights it may have, Novell shall be entitled to seek an injunction and all other available equitable relief to enforce the terms of this letter.

You further acknowledge and agree that the provisions in this letter are necessary to protect Novell's interests and are reasonable under the circumstances, given that Novell conducts business worldwide and that a competitive business may be carried out anywhere in the world as a result of advanced communications technology. Each provision herein shall be treated as a separate and independent clause, and the unenforceability of any of the other clauses shall in no way impair the enforceability of any of the other clauses of this letter. If any provision of this letter shall be for any reason held to be excessively broad as to length of time, scope, range of activities, geographic area or otherwise so as to be unenforceable at law, such provision(s) shall be reformed and construed by the appropriate judicial body to the fullest extent enforceable, and the remaining provisions of this letter will not be affected.

Please signify acceptance of this offer of continued employment with SilverStream, as well as your reaffirmation of the SilverStream Agreement, or, in the event you have not previously executed the SilverStream Agreement, you execute the SilverStream Agreement, in either case as further modified by this letter, and your waiver of any provision under your stock option agreements and any amendment to your stock option agreements that provides for the accelerated vesting and exercisability on your outstanding SilverStream stock options as a result of the Merger, by signing the "Acceptance and Acknowledgment" attached to this letter. You must return an executed copy of this letter agreement and an executed copy of the SilverStream Agreement, if you have not previously executed such agreement, to Alan Friedman at Novell headquarters in Cambridge, MA no later than FRIDAY, JUNE 7, 2002. Please understand that your employment with SilverStream constitutes at-will employment.

If you have any questions or wish to discuss this letter, please contact me.

Sincerely,

/s/ Alan J. Friedman

Alan J. Friedman
Senior Vice President, People

                          ACCEPTANCE AND ACKNOWLEDGMENT

I accept the terms of the letter confirming my continued employment with SilverStream after the consummation of the Merger, reaffirm my acceptance of the terms of the SilverStream Agreement, or, if I have not previously executed the SilverStream Agreement, I agree to the terms of the SilverStream Agreement, in either case as further modified by the letter, and waive my rights under the terms of my stock option agreements and any amendment to my SilverStream stock option agreements that provides for the accelerated vesting and exercisability of my stock options, each effective as of the signing of the Merger Agreement; provided, however, that I understand and agree that the foregoing shall not become effective if the Merger is not consummated.

I understand and acknowledge that my continued employment with SilverStream is for no particular duration and is at-will, meaning that Novell or SilverStream or I may terminate the employment relationship at any time, with or without cause and with or without prior notice.

I understand and agree that the terms and conditions set forth in this letter confirming my continued employment with SilverStream, my reaffirmation to the terms of the SilverStream Agreement, or, in the event I have not previously executed the SilverStream Agreement, my agreement to the terms of the SilverStream Agreement, in either case as further modified by the letter, and my waiver of my rights under the terms of my outstanding SilverStream stock option agreements and any amendment to my SilverStream stock option agreements that provides for accelerated vesting and exercisability of my stock options, represent the entire agreement between Novell and me, superseding all prior negotiations and agreements, whether written or oral. I understand that the terms and conditions of this letter are the terms and conditions of my continued employment, are conditioned on the consummation of the Merger, and on my acceptance of the terms of the letter, my reaffirmation to the terms of the SilverStream Agreement, or, in the event I have not previously executed the SilverStream Agreement, my execution of the SilverStream Agreement, in either case as further modified by the letter, and my waiver under the terms of my SilverStream stock option agreements and any amendment to my outstanding SilverStream stock option agreements that provides for accelerated vesting or exercisability of my stock options. No one other than Novell's Senior Vice President of People or the CEO of Novell is authorized to enter into any employment or other agreement that modifies the terms of the letter, and any such modification must be in writing and signed by either such executive. In addition, I understand that any promotions, increases in compensation and/or offers regarding other positions must be in writing and signed by my immediate manager and the appropriate individual in the Human Resources Department. I understand that Novell may modify benefits as well as other plans and programs from time to time as it deems necessary. As an employee of SilverStream I understand and agree that I will be bound to abide by the company's policies and procedures. Any term not defined in this Acceptance and Acknowledgment is as defined in the corresponding letter to this Acceptance and Acknowledgment.

/s/ David Litwack                                             June 7, 2002
-----------------------                                       ------------------
Signature                                                              Date

-----------------------
Print Name:  David Litwack

                                    EXHIBIT A

                    SILVERSTREAM STANDARD EMPLOYEE AGREEMENT

                    SILVERSTREAM STANDARD EMPLOYEE AGREEMENT

This agreement is made between SilverStream Software Inc. (the "Company"), and __________________________________________ (the "Employee").

In consideration of the employment or the continued employment of the Employee by the Company, the Company and the Employee agree as follows:

1.   PROPRIETARY INFORMATION

a) The Employee agrees that all information, whether or not in writing, of a private, secret or confidential nature concerning the Company's business, business relationships or financial affairs (collectively, "Proprietary Information") is and will continue to be the exclusive property of the Company. In order to illustrate this definition, Proprietary Information may include, without limitation, inventions, products, processes, methods, techniques, formulas, compositions, compounds, projects, developments, plans, research data, clinical data, financial data, personnel data, computer programs, customer and supplier lists, and contact at or knowledge of customers or prospective customers of the Company, as well as materials and tangible property of customers of the Company or suppliers to the Company. The Employee will not communicate any Proprietary Information to any person or entity other than employees of the Company or use Proprietary Information for any purpose (other than in the performance of his/her duties as an employee of the Company) without written approval by an officer of the Company, either during or after his/her employment with the Company, unless and until such Proprietary Information has become public knowledge without activity by the Employee.

b) The Employee agrees to return promptly to the Company, upon (i) a request by the Company or (ii) termination of his/her employment, whichever is earlier, all Proprietary Information and all tangible property furnished to or prepared by the Employee in the course of or relating to his/her employment. After such delivery, the Employee shall not keep any Proprietary Information or copies of Proprietary Information or any such tangible property.

2.   DEVELOPMENTS

a) The Employee will make full and prompt communication to the Company of all inventions, improvements, discoveries, methods, developments, software, and works of authorship, whether patentable or not, which are created, made, conceived or reduced to practice by him/her or under his/her direction or jointly with others during his/her employment by the Company, whether or not during normal working hours or on the premises of the Company (collectively, "Developments").

b) The Employee agrees to transfer and does hereby transfer to the Company (or any person or entity designated by the Company) all his/her rights, title and interest in and to all Developments and all related patents, patent applications, copyrights and copyright applications. However, this paragraph 2(b) shall not apply to Developments which do not relate to the present or planned business or research and development of the Company and which are made by the Employee not during normal working hours, not on the Company's premises and not using the Company's tools, devices, equipment or Proprietary Information. If this Agreement is interpreted under the laws of any state that does not permit a requirement in an employee agreement to assign certain classes of inventions made by an employee, this paragraph 2b will be interpreted not to apply to any invention which a court rules and/or the Company agrees falls within such classes.

c) In the event that the Company decides that any Development is copyrightable or patentable or otherwise registrable, the Employee agrees to assist the Company (at its expense) in obtaining and maintaining letters, patents, or other applicable registrations and in vesting the Company with full title. If the Company is unable to obtain the signature of the Employee on any document necessary to apply for, prosecute, obtain, or enforce any patent, copyright, or other right or protection relating to any Development, the Employee irrevocably appoints the Company and each of its authorized officers and agents as the Employee's agent to do all lawfully permitted acts to further the prosecution, issuance, and enforcement of patents, copyrights, or other rights or protection with the same force and effect as if executed and delivered by the Employee.

3.  NON-SOLICITATION AND NON-COMPETITION

While the Employee is employed by the Company and for a period of one year after the termination or cessation of such employment for any reason, the Employee will not directly or indirectly

a) recruit, solicit, hire or engage as an independent contractor, any employee of the Company, or induce or attempt to induce any employee of the Company to terminate his/her employment with the Company;

b) solicit, divert or take away, or attempt to divert or to take away any of the clients, customers or accounts, or prospective clients, customers or accounts, of the Company which were contacted, solicited or served by the Employee while employed by the Company.

In addition, if the Employee is a Vice President-, Director- or Senior Developer-level employee, then, for a period of one year after the termination or cessation of such employment for any reason, the Employee will not directly or indirectly in the geographic territory or territories where the Company does business, as an individual proprietor, partner, officer, employee, director, joint venturer, consultant or in any other capacity whatsoever (other than as the holder of not more than one percent of the combined voting power of the outstanding stock of a publicly held company), develop, design, produce, market, sell or render (or assist any other person in developing, designing, producing, marketing, selling or rendering) products or services competitive with those developed, designed, produced, marketed, sold or rendered by the Company while the Employee was employed by the Company;

If any restriction set forth in this Section is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

4.  OTHER AGREEMENTS

The Employee hereby states that, except as the Employee has disclosed in writing to the Company, the Employee is not obligated by the terms of any agreement with any previous employer or other party to not use or communicate any trade secret or confidential or proprietary information in the course of his/her employment with the Company or to not compete, directly or indirectly, with the business of such previous employer or any other party. The Employee further states that he/she will not disclose to the Company, or use, or induce the Company to use, any proprietary information or trade secrets of others.

5.  NOT EMPLOYMENT CONTRACT

The Employee understands that this Agreement is not a contract of employment and does not mean that his/her employment will continue for any period of time. The Employee understands that all employment with the Company is on an "at will" basis.

6.  MISCELLANEOUS

a) Even if one or more of the provisions of this Agreement is found to be unenforceable or invalid, the remainder will remain valid and enforceable.

b) This Agreement replaces all previous agreements, written or oral, between the Employee and the Company relating to the subject matter of this Agreement. This Agreement may not be modified, changed, or terminated in whole or in part, except by an agreement in writing signed by the Employee and the Company.

c) No failure to exercise or delay in exercising any right under this Agreement by the Company or the Employee will be a waiver of this Agreement.

d) This Agreement will be binding upon the Employee's heirs, executors and administrators and may be assigned by the Company and its successors and assigns. The Employee expressly consents to be bound by the provisions of this Agreement for the benefit of the Company or any subsidiary or affiliate of the Company to whom the Employee may be transferred without the necessity that this Agreement be re-executed at the time of such transfer.

e) The restrictions contained in this Agreement are necessary for the protection of the business and goodwill of the Company and are considered by the Employee to be reasonable for such purpose. The Employee agrees that any breach of this Agreement is likely to cause the Company substantial and irrevocable damage and therefore, in the event of any such breach, the Employee agrees that the Company, in addition to such other remedies which may be available, shall be entitled to specific performance and other injunctive relief.

f) This Agreement is to be interpreted by the laws of the Commonwealth of Massachusetts. Any legal proceeding which is commenced to resolve any dispute arising under this Agreement shall be commenced only in a court of the Commonwealth of Massachusetts (or, if appropriate, a federal court located within Massachusetts), and the parties consent to the jurisdiction of such court.

THE EMPLOYEE ACKNOWLEDGES THAT HE/SHE HAS CAREFULLY READ THIS AGREEMENT AND UNDERSTANDS AND AGREES TO ALL OF THE PROVISIONS IN THIS AGREEMENT.

WITNESS                       SILVERSTREAM SOFTWARE INC.

Date:                         By:
     _________________           ____________________________________
                                 Charles C. Cabot III, Vice President
                                 Human Resources

                              EMPLOYEE:


                              _______________________________________
                              Signature

                              Date:
                                    _________________________________